Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2025 Second Quarter & First Six-Months Results
and Raises Full-Year Guidance;
Second Quarter Reported Diluted EPS Grew 26.6% to $1.95,
Adjusted Diluted EPS Grew 20.1% to $1.91, and by 18.9% excluding currency

STAMFORD, CT, July 22, 2025 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2025 second quarter results.1
"Our business delivered very strong results in the second quarter, with record net revenues and exceptional growth in operating income and adjusted diluted EPS," said Jacek Olczak, Chief Executive Officer.
"These results reflect excellent momentum in our multicategory smoke-free business, with a reacceleration of IQOS adjusted in-market sales growth and ZYN U.S. offtake growth, coupled with combustibles resilience. Given our strong year-to-date performance, we are raising our full-year guidance."

Results Highlights - Second Quarter 2025
•Smoke-free business (SFB): Our smoke-free business accounted for 41% of total net revenues (up by 2.9pp vs. Q2 last year) and over 42% of total gross profit (up by 3.8pp vs. Q2 last year). Our smoke-free products are now available in 97 markets, nearly half of which have at least two of our three flagship brands (IQOS, ZYN and VEEV) available for sale, including 20 markets with all three. Our SFB continues to deliver superior performance, with shipment volumes up by 11.8%, net revenues growing by 15.2% (14.5% organically) and gross profit increasing by 23.3% (21.5% organically).
•Inhalable smoke-free products (SFP): Our international smoke-free portfolio is centered on IQOS, which exceeded 3 billion dollars in quarterly net revenues. It continues to strengthen its overall position as the second largest nicotine ‘brand’ in markets where present (gaining 1.0pp of combined cigarette and HTU industry volumes to reach 9.2% share) and is driving the growth of the global heat-not-burn category, where PMI holds approximately 76% volume share. HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, reaccelerated back to double-digit growth of 11.4%, driven by our commercial initiatives, and notable improvement in Europe as the impact of the characterizing flavor ban subsides in affected markets.
•In Japan, IQOS reached over 10 million legal-age consumers. IQOS HTU adjusted market share increased by 2.3pp to 31.7% with both TEREA and SENTIA further strengthening their #1 and #3 positions, notwithstanding increased competitive intensity. Adjusted IMS grew by an estimated 7.8% against a strong prior year comparator, which included the introduction of ILUMA i.
•In Europe, adjusted IMS growth reaccelerated to an estimated 9.1%, with Italy a notable strong performer as well as impressive broad-based growth across markets including Germany, Greece, Romania, Bulgaria and Spain. This was fueled by the continued roll-out of ILUMA i and expansion of the consumables portfolio, including the further roll-out of DELIA and new variants of tobacco-free LEVIA. IQOS HTU adjusted market share increased by 1.2pp to 10.9%, with offtake share exceeding 20% in key cities of 12 markets.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 22, 2025, and at www.pmi.com/2025Q2earnings.

•Outside Europe and Japan, strong adjusted IMS growth continued and offtake share increased in key cities across the globe, including Jakarta, Mexico City, Tunis, Riyadh, Kuala Lumpur, and Seoul. Following promising results of the BONDS by IQOS pilot, a broader roll-out in Indonesia has commenced in the latter half of the quarter.
In the e-vapor category, VEEV continued its increasingly profitable growth, and is now available in 42 markets. Shipment volumes more than doubled, driven by Europe. Within the closed pods segment, VEEV holds the #1 position in 6 European markets, including Greece and Italy. PMI remains committed to building and commercializing the brand in a focused, responsible and profitable manner, as illustrated by the recently launched innovation VEEV inPrime, which offers superior consumer experience and an optimized pod cost.
•Oral SFP: Shipment volume increased by 23.8% in pouch or pouch equivalents (26.5% in cans), fueled by nicotine pouches, which more than doubled outside the U.S. and Nordics, and in the U.S. grew by over 40% to 190 million cans.
•In the U.S., ZYN reaccelerated its offtake growth to approximately 36% in June, and 26% in Q2 overall as measured by Nielsen. This reflects the strength of the brand as in-store availability improved and legal-age consumers regain access to the full ZYN portfolio offering. Restocking was effectively completed in the first-half, with the estimated impact slightly lower than initially expected. To further grow the brand and nicotine pouch category overall, commercial activities were reaccelerated towards the end of the quarter.
•The growth of the international nicotine pouch business was fueled by strong offtake and geographic expansion. The category is nascent in the majority of markets and our focus is on switching legal-age smokers with a relevant product portfolio. Global Travel Retail, Pakistan, the UK, South Africa, Mexico and Poland delivered strong performances. Following further launches, ZYN is now available in 44 markets.
•Combustibles: Notwithstanding the expected return to volume declines, net revenues grew by 2.1% (up 2.0% organically) fueled by strong pricing, partly offset by negative mix dynamics. This drove another quarter of robust gross profit growth of 5.0% (4.8% organically). Marlboro continues to gain market share, achieving its highest quarterly market share since the 2008 spin. Our overall cigarette category share was broadly stable.
•Dividend: Declared regular quarterly dividend of $1.35 per share, or an annualized $5.40 per share.

Performance Highlights - Second Quarter 2025

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	200.1	44.8	38.8	5.2	0.9	155.2
vs. Q2 2024	1.2%	11.8%	9.2%	23.8%	+100%	(1.5)%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$10.1	$4.2	$6.0
reported vs. Q2 2024	7.1%	15.2%	2.1%
organic vs. Q2 2024	6.8%	14.5%	2.0%

Gross Profit ($ bn)	$6.9	$2.9	$4.0
reported vs. Q2 2024	12.1%	23.3%	5.0%
organic vs. Q2 2024	11.2%	21.5%	4.8%

Operating Income ($ bn)	$3.7
reported vs. Q2 2024	7.8%
organic vs. Q2 2024	14.9%

	Reported Diluted EPS	Adjusting Items[3]	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$1.95	$0.04	$1.91	$0.02	$1.89
vs. Q2 2024	26.6%		20.1%		18.9%

Performance Highlights - First Six Months 2025

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	387.9	87.9	75.9	10.5	1.5	300.0
vs. YTD 2024	2.5%	13.1%	10.5%	25.5%	+100%	(0.3)%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$19.4	$8.1	$11.4
reported vs. YTD 2024	6.5%	15.1%	1.1%
organic vs. YTD 2024	8.4%	17.3%	2.9%

Gross Profit ($ bn)	$13.1	$5.6	$7.5
reported vs. YTD 2024	12.0%	25.4%	3.6%
organic vs. YTD 2024	13.5%	27.0%	5.0%

Operating Income ($ bn)	$7.3
reported vs. YTD 2024	11.8%
organic vs. YTD 2024	15.4%

	Reported Diluted EPS	Adjusting Items[3]	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$3.67	$0.07	$3.60	$(0.05)	$3.65
vs. YTD 2024	25.7%		16.1%		17.7%
2 One milliliter of e-vapor liquid equivalent to 10 units; 2024 volumes in billions of units: Q1 0.3, Q2 0.4, Q3 0.5, Q4 0.5
3 For a list of adjusting items refer to additional information section of this release
Note: Sums might not foot to total due to rounding.

2025 Full-Year Forecast

	Full-Year
	2025 Forecast			2024	Growth

Reported Diluted EPS	$7.24	-	$7.37	$ 4.52
Adjustments:
Restructuring charges(1)	0.13			0.10
Impairment of goodwill and other intangibles	0.03			0.01
Amortization of intangibles(2)	0.50			0.40
Loss on sale of Vectura Group	—			0.13
Egypt sales tax charge	—			0.03
Megapolis localization tax impact	—			0.05
Income tax impact associated with Swedish Match AB financing	(0.24)			0.14
Impairment related to the RBH equity investment	—			1.49
Fair value adjustment for equity security investments	(0.26)			(0.27)
Tax items	0.03			(0.03)
Total Adjustments	0.19			2.05
Adjusted Diluted EPS	$7.43	-	$7.56	$ 6.57	13%	-	15%
Less: Currency	0.10
Adjusted Diluted EPS, excluding currency	$7.33	-	$7.46	$ 6.57	11.5%	-	13.5%
(1) 2025 amount reflects pre-tax restructuring charges of $243 million ($200 million net of income tax) incurred in Q2 with respect to manufacturing footprint optimization in Germany
(2) See forecast assumptions for details
Reported diluted EPS is forecast to be in a range of $7.24 to $7.37, at prevailing exchange rates, versus reported diluted EPS of $4.52 in 2024. Excluding a total 2025 adjustment of $0.19 per share, this forecast represents a projected increase of 13% to 15% versus adjusted diluted EPS of $6.57 in 2024. Also excluding a favorable currency impact of $0.10, at prevailing exchange rates, this forecast represents a projected increase of 11.5% to 13.5% versus adjusted diluted EPS of $6.57 in 2024, as outlined in the above table.
2025 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline of around 1% for cigarettes and HTUs, excluding China and the U.S.;
•Total cigarette and smoke-free product shipment volume growth for PMI of around 1%. We continue to expect smoke-free product volume growth of 12% to 14%, partly offset by cigarette volume declines which we now forecast to be around 2%. SFP volume growth continues to assume absolute growth in HTU adjusted IMS volumes at a similar level to 2024, translating into 10% to 12% growth, with the HTU shipment growth rate broadly in line subject to shipment timing and trade inventory movements, and U.S. nicotine pouch shipment volume of 800 to 840 million cans;
•Net revenue growth of around 6% to 8% on an organic basis;
•Organic operating income growth of 11% to 12.5%;
•Full-year amortization of acquired intangibles of $0.50 per share, including the amortization of IQOS commercialization rights in the U.S. related to the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S.;

•An effective tax rate, excluding discrete tax events, of approximately 22% to 23%;
•Operating cash flow of approximately $11.5 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of around $1.6 billion, almost entirely due to investments supporting the smoke-free business;
•Further net debt to adjusted EBITDA ratio improvement as we continue to target a ratio of around 2x by the end of 2026;
•No dividend income from Rothmans, Benson & Hedges Inc., our deconsolidated Canadian affiliate;
•No share repurchases in 2025; and
•Third quarter adjusted diluted EPS of $2.08 to $2.13, including an estimated favorable currency impact of 5 cents at prevailing exchange rates.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on July 22, 2025. Access the webcast at www.pmi.com/2025Q2earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Operating Review - Second Quarter 2025

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	9,468	3,895	2,771	1,673	1,129
Price	420	211	174	11	24
Volume/Mix	225	75	(34)	15	169
Other	(5)	—	(4)	—	(1)
Acquisitions & Divestitures	(39)	(39)	—	—	—
Currency	71	92	19	9	(49)
2025	10,140	4,234	2,926	1,708	1,272
vs. Q2 2024	7.1%	8.7%	5.6%	2.1%	12.7%
Organic growth	6.8%	7.3%	4.9%	1.6%	17.0%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	3,444	1,617	891	753	183
Price	420	211	174	11	24
Volume/Mix	301	41	57	49	154
Cost/Other	(507)	(308)	(76)	11	(134)
Acquisitions & Divestitures	23	11	12	—	—
Currency	31	96	(58)	29	(36)
2025	3,712	1,668	1,000	853	191
vs. Q2 2024	7.8%	3.2%	12.2%	13.3%	4.4%

Adjustments*	(534)	(331)	(4)	(1)	(198)
2025 Adjusted OI	4,246	2,000	1,004	853	389
vs. Q2 2024	16.1%	19.6%	12.1%	13.3%	16.1%
Organic growth	14.9%	13.8%	17.2%	9.4%	26.9%

2024 Adjusted OI Margin	38.6%	42.9%	32.3%	45.0%	29.7%
2025 Adjusted OI Margin	41.9%	47.2%	34.3%	49.9%	30.6%
vs. Q2 2024	3.3pp	4.3pp	2.0pp	4.9pp	0.9pp
Organic growth	3.0pp	2.6pp	3.8pp	3.5pp	2.5pp
(*) For a list of adjusting items refer to additional information section of this release or Schedules 7 and 9 in Exhibit 99.2 to the Form 8-K dated July 22, 2025.

HTU & Cigarette Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	38,810	14,292	7,863	16,451	204
vs. Q2 2024	9.2%	10.5%	13.3%	6.3%	3.0%
Cigarettes	155,248	40,775	87,464	11,879	15,130
vs. Q2 2024	(1.5)%	(6.2)%	0.1%	0.1%	1.6%
Total	194,058	55,067	95,327	28,330	15,334
vs. Q2 2024	0.5%	(2.4)%	1.1%	3.6%	1.6%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	214.7	15.5	6.0	1.9	191.3
vs. Q2 2024	43.3%	31.0%	+100%	+100%	41.6%
Snus	59.6	54.6	—	4.4	0.6
vs. Q2 2024	1.4%	(5.9)%	—	—	(23.1)%
Moist Snuff	33.4	—	—	—	33.4
vs. Q2 2024	(2.1)%	—	—	—	(2.1)%
Other Oral SFP	0.7	0.7	—	—	—
vs. Q2 2024	(26.9)%	(26.9)%	—	—	—
Total	308.4	70.8	6.0	6.3	225.3
vs. Q2 2024	26.5%	—%	+100%	+100%	32.5%
Note: U.S. travel retail volumes of approximately 2.5 million nicotine pouch cans recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year.

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs was broadly stable.
•PMI's shipment volume increased by 1.2% with SFP volumes up by 11.8%, with all SFP categories growing strongly, and cigarette volumes down by 1.5% largely driven by Turkey and Indonesia.
•Net revenues increased by 6.8% on an organic basis, mainly reflecting: a favorable pricing variance due to higher combustible tobacco pricing; and favorable volume/mix driven by higher smoke-free products volume, notwithstanding lower volumes and unfavorable mix for cigarettes.
•Adjusted operating income increased by 14.9% on an organic basis, mainly reflecting the same factors as for net revenues, partly offset by higher marketing, administration and research costs.

Europe
•The estimated market for cigarettes and HTUs decreased by 1.2% to 136.7 billion units, with a 2.8% decrease for cigarettes and continued HTU growth. Notable decreases in Poland (down by 7.8%), Ukraine (down by 7.6%), and the Netherlands (down by 23.5%) were partly offset by Germany (up by 6.5%) and Italy (up by 4.0%).
•PMI's shipment volume decreased by 1.7% with cigarettes down by 6.2%, including unfavorable inventory movements in France and Italy, and SFP up by 11.7%.
•PMI's cigarette and HTU shipment volume decreased by 2.4% to 55.1 billion units, predominantly due to decreases in France (down by 17.5%), Italy (down by 4.1%), and Poland (down by 4.6%) driven by cigarette shipments.
•PMI HTUs share of the total cigarette and HTU market increased by 1.2pp on an adjusted basis.
•Net revenues increased by 7.3% on an organic basis, reflecting a favorable pricing variance driven by higher combustible tobacco pricing; and favorable volume/mix driven by higher smoke-free products volume, notwithstanding lower volumes and unfavorable mix for cigarettes.
•Adjusted operating income increased by 13.8% on an organic basis, primarily reflecting the same factors as for net revenues.

SSEA, CIS & MEA
•The estimated market for cigarettes and HTUs increased by 0.8% to 392.6 billion units, mainly due to Egypt (up by 17.9%), India (up by 10.5%), and Turkey (up by 4.3%), partly offset by Indonesia (down by 7.0%) and Bangladesh (down by 8.9%).
•PMI's shipment volume increased by 1.2% with SFP up by 14.8%, and cigarettes broadly stable.
•PMI's cigarette and HTU shipment volume increased by 1.1% to 95.3 billion units, with increases in India (up by 41.9%) and the Philippines (up 8.0%), partly offset by Turkey (down by 8.0% due to supply chain issues following a change in regulatory requirements) and Indonesia (down by 3.7%).
•PMI's HTU adjusted in-market sales volume, fueled by broad growth across the region, increased by an estimated 19.8%.
•Net revenues increased by 4.9% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; while higher cigarette and HTU volume was offset by unfavorable cigarette mix due to the below mentioned commercial model change in Indonesia.
•A change in our commercial model for the below tier-one cigarette segment in Indonesia in the fourth quarter of 2024 resulted in lower net revenue growth, with no meaningful impact on operating income.
•Adjusted operating income increased by 17.2% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing, as well as higher cigarette and HTU volume, partly offset by higher marketing, administration and research costs as well as manufacturing costs (notably tobacco leaf).

East Asia, Australia & PMI Global Travel Retail
•The estimated market for cigarettes and HTUs, excluding China, decreased by 0.7% to 79.8 billion units, with a decrease in cigarettes largely offset by HTU growth. The decrease in the estimated market was mainly driven by Australia (down by 50.2%) and South Korea (down by 2.4%), partly offset by Global Travel Retail (up by 7.8%).
•PMI's shipment volume increased by 4.1% with SFP up by 7.2%, and cigarettes broadly stable.
•PMI's cigarette and HTU shipment volume increased by 3.6% to 28.3 billion units with growth in Global Travel Retail (up by 23.0%) and Japan (up by 2.9%), partly offset by Australia (down by 83.4% predominantly due to shipment phasing).
•PMI's HTU adjusted in-market sales volume increased by an estimated 9.6%.
•Net revenues increased by 1.6% on an organic basis, predominantly reflecting a favorable volume/mix, driven by higher smoke-free products volume.
•Adjusted operating income increased by 9.4% on an organic basis, driven by the same factor as for net revenues.

Americas
•The estimated market for cigarettes and HTUs, excluding the U.S., decreased by 0.7% to 45.3 billion units, predominantly reflecting a decrease in the cigarette market. The decrease was mainly due to Canada (down by 11.3%) and Brazil (down by 1.6%), partly offset by Argentina (up by 8.3%) and Mexico (up by 3.6%).
•PMI's shipment volume increased by 6.2% with SFP up by 30.2%, and cigarettes up by 1.6%.
•PMI's cigarette and HTU shipment volume increased by 1.6% to 15.3 billion units, with increases in Argentina (up by 12.3%) and Mexico (up by 2.3%), partly offset by decreases in Brazil (down by 2.7%) and Colombia (down by 7.9%).
•Oral SFP shipments increased by 32.5% to 225 million cans, predominantly driven by ZYN nicotine pouches in the U.S.
•Net revenues increased by 17.0% on an organic basis, primarily reflecting: favorable volume/mix, predominantly driven by nicotine pouches in the U.S.
•Adjusted operating income increased by 26.9% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs, including incremental U.S. investments.

Operating Review - First Six Months 2025

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	18,261	7,350	5,429	3,357	2,125
Price	946	427	342	33	144
Volume/Mix	602	155	(30)	102	375
Other	(11)	—	(3)	—	(8)
Acquisitions & Divestitures	(88)	(88)	—	—	—
Currency	(269)	(50)	(69)	(53)	(97)
2025	19,441	7,794	5,669	3,439	2,539
vs. YTD 2024	6.5%	6.0%	4.4%	2.4%	19.5%
Organic growth	8.4%	7.9%	5.7%	4.0%	24.0%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	6,489	3,028	1,663	1,516	282
Price	946	427	342	33	144
Volume/Mix	751	87	134	184	346
Cost/Other	(914)	(497)	(212)	28	(233)
Acquisitions & Divestitures	66	35	31	—	—
Currency	(82)	25	(38)	5	(74)
2025	7,256	3,105	1,920	1,766	465
vs. YTD 2024	11.8%	2.5%	15.5%	16.5%	64.9%

Adjustments*	(780)	(374)	(8)	(1)	(396)
2025 Adjusted OI	8,036	3,480	1,928	1,767	861
vs. YTD 2024	14.5%	10.0%	15.2%	16.5%	30.3%
Organic growth	15.4%	9.6%	15.7%	16.2%	41.5%

2024 Adjusted OI Margin	38.4%	43.1%	30.8%	45.2%	31.1%
2025 Adjusted OI Margin	41.3%	44.6%	34.0%	51.4%	33.9%
vs. YTD 2024	2.9pp	1.5pp	3.2pp	6.2pp	2.8pp
Organic growth	2.5pp	0.6pp	2.9pp	5.3pp	4.4pp
(*) For a list of adjusting items refer to additional information section of this release or Schedules 8 and 9 in Exhibit 99.2 to the Form 8-K dated July 22, 2025.

HTU & Cigarette Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	75,899	27,364	14,365	33,815	355
vs. YTD 2024	10.5%	12.7%	10.4%	8.8%	12.7%
Cigarettes	300,001	76,113	171,208	23,274	29,406
vs. YTD 2024	(0.3)%	(5.5)%	2.2%	(0.7)%	0.6%
Total	375,900	103,477	185,573	57,089	29,761
vs. YTD 2024	1.7%	(1.3)%	2.8%	4.7%	0.7%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	438.1	30.5	10.5	2.9	394.1
vs. YTD 2024	48.2%	26.9%	+100%	+100%	47.8%
Snus	119.8	111.1	—	7.5	1.2
vs. YTD 2024	(0.4)%	(6.5)%	—	—	(17.5)%
Moist Snuff	67.0	—	—	—	67.0
vs. YTD 2024	(2.2)%	—	—	—	(2.2)%
Other Oral SFP	1.3	1.3	—	—	—
vs. YTD 2024	(34.2)%	(34.8)%	—	—	—
Total	626.3	142.9	10.5	10.4	462.4
vs. YTD 2024	28.8%	(1.3)%	+100%	+100%	37.3%
Note: U.S. travel retail volumes of approximately 2.9 million nicotine pouch cans recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year.

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs was broadly stable.
•PMI's shipment volume increased by 2.5% with smoke-free volumes up by 13.1%, with all SFP categories growing strongly, and cigarette volumes down by 0.3%.
•Net revenues increased organically by 8.4%, mainly reflecting: a favorable pricing variance, predominantly due to higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free volume, notwithstanding unfavorable mix and lower volumes for cigarettes.
•Adjusted operating income increased by 15.4% on an organic basis, reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs as well as manufacturing costs.

Europe
•PMI's shipment volume decreased by 0.7% with cigarettes down by 5.5% and smoke-free up by 13.2%.
•Net revenues increased organically by 7.9%, reflecting a favorable pricing variance, predominantly due higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products volume, notwithstanding unfavorable mix and lower volumes for cigarettes.
•Adjusted operating income increased by 9.6% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.

SSEA, CIS & MEA
•PMI's shipment volume increased by 2.9% with smoke-free up by 11.7% and cigarettes up by 2.2%.
•Net revenues increased organically by 5.7%, mainly reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; while higher cigarette and SFP volume was offset by unfavorable cigarette mix due to an already mentioned commercial model change in Indonesia.
•Adjusted operating income increased by 15.7% on an organic basis, primarily reflecting: a favorable pricing variance as well as higher cigarette and SFP volume, partly offset by higher marketing, administration and research costs as well as manufacturing costs (notably tobacco leaf).

East Asia, Australia & PMI Global Travel Retail
•PMI's shipment volume increased by 5.1% with smoke-free up by 9.6% and cigarettes down by 0.7%.
•Net revenues increased 4.0% organically, primarily due to favorable volume/mix, driven by SFP volume.
•Adjusted operating income increased 16.2% organically, reflecting the same factors as for net revenues.

Americas
•PMI's shipment volume increased by 6.1% with smoke-free up by 35.3% and cigarettes up by 0.6%.
•Net revenues increased 24.0% organically, reflecting: favorable volume/mix, driven by SFP volume, as well as favorable pricing variance, due to U.S. smoke-free products and cigarettes outside of the U.S.
•Adjusted operating income increased by 41.5% organically, due to the same factors as for net revenues, partly offset by higher marketing, administration and research costs as well as manufacturing costs.

Additional Information

Second Quarter			First Six Months
2025	2024		2025	2024
$ 1.95	$ 1.54	Reported Diluted EPS	$ 3.67	$ 2.92
0.13	—	Restructuring charges	0.13	0.09
0.03	—	Impairment of goodwill and other intangibles	0.03	0.01
0.12	0.11	Amortization of intangibles	0.24	0.17
(0.18)	0.02	Income tax impact associated with Swedish Match AB financing	(0.24)	0.09
(0.17)	(0.08)	Fair value adjustment for equity security investments	(0.26)	(0.15)
0.03	—	Tax items	0.03	(0.03)
$ 1.91	$ 1.59	Adjusted Diluted EPS	$ 3.60	$ 3.10
0.02		Less: Currency	(0.05)
$ 1.89	$ 1.59	Adjusted Diluted EPS, excluding Currency	$ 3.65	$ 3.10

Second Quarter			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 10,140	$ 9,468	7.1%	6.8%	672	71	(39)	420	225	(5)
Cost of Sales(1)	(3,279)	(3,345)	2.0%	1.5%	66	(26)	43	—	76	(27)
Marketing, Administration and Research Costs(2)	(3,108)	(2,679)	(16.0)%	(16.2)%	(429)	(14)	19	—	—	(434)
Impairment of Goodwill	(41)	—	—%	—%	(41)	—	—	—	—	(41)
Operating Income	$ 3,712	$ 3,444	7.8%	6.2%	268	31	23	420	301	(507)
Restructuring charges	(243)	—	—%	—%	(243)	—	—	—	—	(243)
Amortization of intangibles	(250)	(212)	(17.9)%	(22.6)%	(38)	—	10	—	—	(48)
Impairment of goodwill	(41)	—	—%	—%	(41)	—	—	—	—	(41)
Adjusted Operating Income	$ 4,246	$ 3,656	16.1%	14.9%	590	31	13	420	301	(175)

Adjusted Operating Income Margin	41.9%	38.6%	3.3pp	3.0pp
(1) Includes $6 million in 2025 and $16 million in 2024 related to the special items below.
(2) Includes $528 million in 2025 and $196 million in 2024 related to the special items below.

First Six Months			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 19,441	$ 18,261	6.5%	8.4%	1,180	(269)	(88)	946	602	(11)
Cost of Sales (1)	(6,319)	(6,540)	3.4%	0.7%	221	80	92	—	149	(100)
Marketing, Administration and Research Costs (2)	(5,825)	(5,232)	(11.3)%	(14.6)%	(593)	107	62	—	—	(762)
Impairment of Goodwill	(41)	—	—%	—%	(41)	—	—	—	—	(41)
Operating Income	$ 7,256	$ 6,489	11.8%	12.1%	767	(82)	66	946	751	(914)
Restructuring charges	(243)	(168)	(44.6)%	(44.6)%	(75)	—	—	—	—	(75)
Impairment of goodwill and other intangibles	(41)	(27)	(51.9)%	-(100)%	(14)	—	26	—	—	(40)
Amortization of intangibles	(496)	(332)	(49.4)%	(55.7)%	(164)	—	21	—	—	(185)
Adjusted Operating Income	$ 8,036	$ 7,016	14.5%	15.4%	1,020	(82)	19	946	751	(614)

Adjusted Operating Income Margin	41.3%	38.4%	2.9pp	2.5pp
(1) Includes $11 million in 2025 and $32 million in 2024 related to the special items below.
(2) Includes $769 million in 2025 and $495 million in 2024 related to the special items below.

	Second Quarter			First Six Months
	2025	2024	Change (pp)	2025	2024	Change (pp)

Total International Market Share(1)	29.2%	28.8%	0.4	29.1%	28.5%	0.6
Cigarettes	23.4%	23.7%	(0.3)	23.4%	23.4%	—
HTU	5.7%	5.1%	0.6	5.7%	5.1%	0.6

Cigarette over Cigarette Market Share(2)	25.4%	25.5%	(0.1)	25.3%	25.1%	0.2
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to rounding.

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. As of June 30, 2025, our smoke-free products were available for sale in 97 markets, and PMI estimates they were used by over 41 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for 41% of PMI’s first-half 2025 total net revenues. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, and the Quarterly Report on Form 10-Q for the second quarter ended June 30, 2025, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated July 22, 2025, and at www.pmi.com/2025Q2earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Second Quarter
Market	Cigarette & HTU Market (bn units)			PMI Shipments (bn units)									PMI Market Share(2) (%)
				Cigarette & HTU			Cigarette			HTU			Cigarette & HTU			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	654.5	654.0	0.1	194.1	193.2	0.5	155.2	157.6	(1.5)	38.8	35.5	9.2	29.2	28.8	0.4	5.7	5.1	0.6

Europe
France	6.4	6.7	(4.5)	2.7	3.3	(17.5)	2.7	3.3	(17.4)	—	—	—	40.5	41.5	(1.0)	0.5	0.6	(0.1)
Germany(3)	18.4	17.3	6.5	6.9	6.8	0.6	5.6	5.8	(2.3)	1.2	1.1	16.5	37.9	39.0	(1.1)	6.8	6.0	0.8
Italy(3)	18.9	18.1	4.0	10.1	10.6	(4.1)	7.0	8.0	(12.5)	3.1	2.5	22.2	53.4	53.6	(0.2)	17.7	16.7	1.0
Poland(3)	13.8	15.0	(7.8)	6.2	6.5	(4.6)	4.8	5.1	(5.2)	1.3	1.4	(2.2)	45.2	43.5	1.7	9.9	9.2	0.7
Spain	11.2	11.2	—	3.5	3.5	1.0	3.1	3.2	(1.9)	0.4	0.3	35.3	29.7	29.1	0.6	3.4	2.6	0.8

SSEA, CIS & MEA
Egypt	22.6	19.1	17.9	6.7	6.7	0.8	6.4	6.3	1.2	0.3	0.3	(7.3)	29.6	34.3	(4.7)	1.8	1.9	(0.1)
Indonesia(4)	60.4	65.0	(7.0)	18.9	19.6	(3.7)	18.5	19.4	(4.5)	0.4	0.3	50.2	31.3	30.2	1.1	0.7	0.4	0.3
Philippines	12.0	11.1	8.3	5.5	5.1	8.0	5.4	5.0	7.3	0.1	0.1	63.5	46.0	46.2	(0.2)	0.9	0.6	0.3
Russia	56.3	55.2	1.9	18.3	17.4	5.4	13.3	12.9	2.5	5.1	4.4	13.9	32.1	31.5	0.6	9.0	8.2	0.8
Turkey	41.0	39.3	4.3	18.7	20.3	(8.0)	18.7	20.3	(8.0)	—	—	—	45.8	51.7	(5.9)	—	—	—

EA, AU & PMI GTR
Australia	0.7	1.4	(50.2)	0.1	0.4	(83.4)	0.1	0.4	(83.4)	—	—	—	24.8	32.8	(8.0)	—	—	—
Japan(2)(3)	37.9	37.9	(0.1)	18.0	17.5	2.9	4.2	4.1	2.0	13.9	13.4	3.2	42.8	41.0	1.8	31.7	29.4	2.3
South Korea	17.8	18.2	(2.4)	3.5	3.6	(1.2)	1.9	2.2	(10.3)	1.6	1.4	12.8	19.9	19.6	0.3	8.9	7.7	1.2

Americas
Argentina	6.4	5.9	8.3	4.1	3.6	12.3	4.1	3.6	12.3	—	—	—	63.8	61.6	2.2	—	—	—
Mexico	8.2	7.9	3.6	4.7	4.6	2.3	4.6	4.6	1.8	0.1	0.1	38.8	57.8	58.6	(0.8)	1.0	0.8	0.2

(1) Market share estimates are calculated using IMS data, unless otherwise stated. Depending on the market and distribution model, IMS may represent an estimate. Consequently, past reported periods may be updated to ensure comparability and to incorporate the most current information.
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 2.1 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfilment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

First Six Months
Market	Cigarette & HTU Market (bn units)			PMI Shipments (bn units)									PMI Market Share(2) (%)
				Cigarette & HTU			Cigarette			HTU			Cigarette & HTU			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	1,261.5	1,266.3	(0.4)	375.9	369.5	1.7	300.0	300.8	(0.3)	75.9	68.7	10.5	29.1	28.5	0.6	5.7	5.1	0.6

Europe
France	11.9	13.0	(8.5)	5.1	5.9	(12.9)	5.1	5.8	(12.7)	0.1	0.1	(27.4)	40.3	40.9	(0.6)	0.5	0.6	(0.1)
Germany(3)	33.8	33.3	1.5	12.9	13.2	(1.9)	10.5	11.1	(5.7)	2.4	2.1	18.6	38.1	39.3	(1.2)	7.2	6.2	1.0
Italy(3)	35.9	35.6	0.9	18.8	18.5	1.3	12.9	13.7	(5.8)	5.8	4.8	21.8	53.2	53.1	0.1	18.0	17.2	0.8
Poland(3)	25.7	29.1	(11.8)	11.4	12.5	(9.3)	9.0	9.9	(9.1)	2.4	2.7	(10.1)	44.6	43.2	1.4	9.8	9.1	0.7
Spain	20.6	21.0	(1.9)	6.7	6.3	6.8	6.1	5.8	5.3	0.6	0.5	23.3	29.3	29.0	0.3	3.3	2.7	0.6

SSEA, CIS & MEA
Egypt	42.5	38.7	10.1	12.7	12.0	5.7	12.1	11.3	6.8	0.5	0.6	(14.9)	29.3	30.5	(1.2)	1.8	1.9	(0.1)
Indonesia(4)	126.5	132.1	(4.3)	39.3	39.9	(1.5)	38.6	39.4	(2.0)	0.7	0.5	34.3	31.0	30.2	0.8	0.5	0.4	0.1
Philippines	23.9	22.9	4.0	11.1	10.6	4.9	10.9	10.4	4.2	0.2	0.1	57.0	46.4	46.0	0.4	0.9	0.6	0.3
Russia	103.9	102.0	1.9	34.7	32.9	5.6	25.4	24.4	4.0	9.3	8.5	10.2	32.5	31.9	0.6	9.5	8.8	0.7
Turkey	75.2	70.5	6.7	35.8	36.3	(1.6)	35.8	36.3	(1.6)	—	—	—	47.6	51.6	(4.0)	—	—	—

EA, AU & PMI GTR
Australia	1.8	2.7	(33.0)	0.6	1.0	(39.1)	0.6	1.0	(39.1)	—	—	—	37.1	35.2	1.9	—	—	—
Japan(2)(3)	73.4	73.6	(0.4)	36.9	35.4	4.1	8.1	8.4	(3.0)	28.8	27.0	6.3	42.9	41.0	1.9	31.9	29.3	2.6
South Korea	33.2	34.7	(4.3)	6.8	6.9	(1.5)	3.7	4.2	(11.8)	3.1	2.8	14.1	20.6	20.0	0.6	9.5	7.9	1.6

Americas
Argentina	13.4	13.0	3.4	8.5	8.0	6.5	8.5	8.0	6.5	—	—	—	63.4	61.6	1.8	—	—	—
Mexico	13.9	14.2	(2.4)	8.0	8.3	(3.6)	7.9	8.2	(3.9)	0.1	0.1	21.2	57.9	58.6	(0.7)	0.9	0.8	0.1

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 4.1 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfilment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%